Exhibit 21

Subsidiaries of the Registrant

1.             RRF Limited Partnership, a Delaware limited partnership.

2.             Yuma Hospitality Properties, Ltd., an Arizona limited partnership.

3.             Northern Phoenix Investment Limited Partnership, an Arizona limited partnership.

4.             Tucscon Hospitality Properties, Ltd, an Arizona limited partnership.

5.             Ontario Hospitality Properties Limited Partnership, an Arizona limited partnership.

6.             Tucson St. Mary’s Suite Hospitality LLC, an Arizona limited liability company.

7.             Albuquerque Suite Hospitality LLC, an Arizona limited liability company.

8.             InnSuites Hotels, Inc., an Arizona corporation.